Exhibit 10.1
ATM VAULT CASH
PURCHASE AGREEMENT
     This ATM VAULT CASH PURCHASE AGREEMENT (this “Agreement”) is entered into by and among U.S. BANK NATIONAL ASSOCIATION, doing business as ELAN FINANCIAL SERVICES, with offices located at 1255 Corporate Drive, Irving, TX 75038 (“Buyer”), TRM INVENTORY FUNDING TRUST, with its principal office located at Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890 (“Seller”), TRM ATM CORPORATION, with its principal office located at 1101 Kings Highway, Suite G100, Cherry Hill, NJ 08034 (“Customer”), DZ BANK AG, DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK FRANKFURT AM MAIN, with offices located at 609 Fifth Avenue, New York, New York 10017 (“Agent”), and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as collateral agent under the Loan and Servicing Agreement (as defined below) (in such capacity, “Collateral Agent”), each referred to herein as a “Party” and collectively referred to herein as “Parties.” This Agreement shall become effective on November 3, 2008 (“Effective Date”).
RECITALS
     WHEREAS, Customer previously entered into an agreement with Seller whereby Seller provides cash to Customer’s automated teller machines (the “ATM Cash Agreement”);
     WHEREAS, in order to facilitate Seller’s provision of cash to Customer pursuant to the ATM Cash Agreement, Seller entered into that certain Loan and Servicing Agreement, dated as of March 17, 2000, by and among Seller, Customer, Agent, Autobahn Funding Company LLC, GSS Holdings, Inc., Collateral Agent (as successor to KeyBank National Association) and Wilmington Trust Company, not in its individual capacity, but solely as owner trustee (in such capacity, “Owner Trustee”) (as amended through the date hereof, the “Loan and Servicing Agreement”), pursuant to which Seller granted a first priority perfected security interest (the “Security Interest”) in the cash provided by Seller to Customer’s automated teller machines to the secured parties thereunder (the “Secured Parties”);
     WHEREAS, Customer has entered into a Cash Provisioning Agreement (the “Cash Provisioning Agreement”) with Buyer pursuant to which Buyer will provide cash for Customer’s automated teller machines in place of Seller;
     WHEREAS, Seller wishes to sell the cash in the ATMs (as defined below) to Buyer and Buyer is willing to purchase such cash and provide the same for use by Customer;
     WHEREAS, the Parties to this Agreement desire to set forth the terms of the purchase of cash by Buyer and the responsibilities of the Parties with respect thereto;
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT
ARTICLE I — DEFINITIONS
     For purposes of this Agreement only, the following terms shall have the meanings set forth below.
1.1	“Agent Letter of Credit” means the irrevocable letter of credit issued by Letter of Credit Bank on behalf of Customer and in favor of Collateral Agent for the benefit of the Secured Parties.

1.2	“Agent Letter of Credit Instruction Letter” means a letter executed by Agent instructing Collateral Agent to execute the Agent Letter of Credit Cancellation Notice and to deliver the Agent Letter of Credit and the Agent Letter of Credit Cancellation Notice to Letter of Credit Bank upon verbal authorization from Agent.

1.3	“Agent Letter of Credit Cancellation Notice” means a letter executed by Collateral Agent authorizing Letter of Credit Bank to cancel the Agent Letter of Credit.

1.4	“ATM” means the automated teller machines that are listed on Exhibit A hereto.

1.5	“ATM Balancing” means the process of Seller or Buyer, as the case may be, reconciling certain manual and/or electronic reports from a Courier reflecting transaction activity at an ATM with the calculated balance of Cash, as determined by Seller or Buyer, respectively.

1.6	“ATM Cash Balance” has the meaning ascribed to it in Section 2.1.

1.7	“Business Day” means each day that the Federal Reserve Bank is open for business.

1.8	“Buyer Letter of Credit” means an irrevocable stand-by letter of credit issued by Letter of Credit Bank on behalf of Customer and in favor of Buyer for two million U.S. Dollars ($2,000,000.00), in the form attached hereto as Exhibit B.

1.9	“Cardholder Adjustments” means the adjustment made, if any, to a cardholder’s account with a financial institution or the denial of an adjustment, in either case resulting from the research of and confirmation or denial of a cardholder’s claim of an alleged error in dispensing Cash or a failure to dispense Cash at an ATM.

1.10	“Cash” means the currency placed within an ATM.

1.11	“Certificate of Release” means a certificate executed by Collateral Agent, on behalf of the Secured Parties, acknowledging the release of the Cash located in the ATMs from the Security Interest effective upon consummation of the Purchase Transaction (i.e., delivery of the Purchase Price to the Seller Account through same day internal U.S. Bank transfer of immediately available funds from the Collateral Agent Account)
1.12	“Collateral Agent Account” means the following account at U.S. Bank:

US Bank NA ABA: xxxxxxxxx DDA: xxxxxxxxxxxx REF: xxxxxxxxxxxxx

1.13	“Cut-Off Date” means November 3, 2008.

1.14	“Cut-Off Time” means the Economic Effect Time for each ATM on the Cut-Off Date.

1.15	“Converted ATM” means any ATM that has had its first post-Cut-Off Date ATM Balancing.

1.16	“Courier” means an armored courier service engaged by Customer for the staging and replenishing of Cash at the ATMs.

1.17	“Economic Effect Time” means the end of day cut-off time specified for each ATM by the Processor.

1.18	“Letter of Credit Bank” means Wells Fargo Bank, N.A.

1.19	“Processing Transfer Time” means the Economic Effect Time on the Purchase Date.

1.20	“Processor” means an ATM processor engaged by Seller or Buyer for processing transactions of Cash at the ATMs, which processor shall be First Data Corporation or eFunds, as applicable.

1.21	“Purchase Date” means November 5, 2008.

1.22	“Purchase Price” means 100% of the ATM Cash Balance notified to the Parties pursuant to Section 2.1.

1.23	“Release Payment” means an amount specified in that certain Termination Agreement, dated as of the Purchase Date, among the parties to the Loan and Servicing Agreement, which includes all amounts owing by Seller and Customer under the Loan and Servicing Agreement.

1.24	“Regulation E” means the regulation implementing the Electronic Funds Transfer Act, 15 U.S.C. 1693 et seq., adopted by the Board of Governors of the Federal Reserve System (12 CFR Part 205), as amended through the Cut-Off Date.

1.25	“Seller Account” means the following account at Collateral Agent, in the State of California and in the name of U.S. Bank National Association for the benefit of the Secured Parties:

US Bank NA ABA: xxxxxxxxx DDA: xxxxxxxxxxxx REF: xxxxxxxxxx
ARTICLE II — CONDITIONS PRECEDENT TO PURCHASE
     Each of the following shall be a condition precedent (a “Condition Precedent”) to the obligations of the Buyer and Seller under Section 3.1:
2.1	By 3:00 p.m. pacific standard time on the day immediately preceding the Purchase Date, Customer shall provide to the Parties a report which details the Cash balance in each ATM on the Cut-Off Date (the aggregate of such Cash balances, the “ATM Cash Balance”). This report (the “Terminal Cash Balance Report”) will include the following for each ATM:
a)	ATM TID number

b)	ATM name

c)	ATM address

d)	Date and (if available) time of the last Cash replenishment by Courier

e)	Courier providing service to the terminal, including Courier branch

f)	Date of the last ATM Balancing

g)	Amount of Cash dispensed during the period from the last Cash replenishment until the Cut-Off Date

h)	Cash balance on the Cut-Off Date
2.2	On or prior to the Purchase Date, Customer shall have delivered, or caused to be delivered to Buyer and Agent evidence satisfactory to Buyer and Agent, each in its sole discretion of:
a)	The transfer of processing services with respect to the ATMs to provide for remittance to Buyer of all payments due to the owner of the Cash on deposit in such ATMs after the Processing Transfer Time;

b)	The transfer of the ATMs from agreements for the provision of cash transportation and other maintenance services for the benefit of Customer and Seller to agreements for the provision of cash transportation and other maintenance services for the benefit of Customer and Buyer after the Processing Transfer Time;
c)	Processor’s receipt and implementation of settlement instructions to be applied with respect to each ATM after the Processing Transfer Time; and

d)	Settlement account information for each ATM to be applied after the Processing Transfer Time.
2.3	On the Business Day prior to the Purchase Date, Agent shall have (a) received confirmation in form and substance satisfactory to Agent in its sole discretion that Seller and/or Customer has deposited into the Seller Account an amount equal to the difference between the Release Payment and the Purchase Price and (b) upon receipt of such confirmation, provided notification (via e-mail) to Buyer that it is in receipt of such funds.

2.4	Prior to the Purchase Date, Collateral Agent shall have provided notification (via e-mail) to the other Parties of (a) its receipt of the Agent Letter of Credit Instruction Letter from Agent and (b) possession of the Agent Letter of Credit and the Agent Letter of Credit Cancellation Notice by a representative of Collateral Agent located in Portland, Oregon.

2.5	By 12:00 noon central standard time on the Purchase Date, Agent shall have received confirmation from Collateral Agent in form and substance satisfactory to Agent in its sole discretion that Buyer has delivered the Purchase Price to the Collateral Agent Account through same day internal U.S. Bank transfer of immediately available funds.
ARTICLE III — PURCHASE DATE PAYMENT PROCEDURES
3.1	Upon satisfaction of all Conditions Precedent, Seller shall sell, assign and transfer the Cash in the ATMs to Buyer and Buyer shall purchase the Cash in the ATMs from Seller as follows:

The Parties shall join in a conference call during which Agent shall instruct Collateral Agent to deliver the Agent Letter of Credit and the Agent Letter of Credit Cancellation Notice to Letter of Credit Bank and the Certificate of Release to Buyer, whereupon, simultaneously, Collateral Agent shall (a) cause its representative in Portland, Oregon to deliver the Agent Letter of Credit and the Agent Letter of Credit Cancellation Notice to Letter of Credit Bank’s representative at the same location in return for receipt by Buyer’s representative at the same location of the Buyer Letter of Credit from such representative of Letter of Credit Bank, (b) deliver the Certificate of Release to Buyer via e-mail and (c) deliver the Purchase Price to the Seller Account through same day internal U.S. Bank transfer of immediately available funds from the Collateral Agent Account, after which, all Cash in the ATMs shall automatically become Buyer’s sole and exclusive property (the “Purchase Transaction”).

ARTICLE IV — POST PURCHASE DATE REPORTING
4.1	As soon as commercially practicable after the Purchase Date, but no later than thirty-five (35) days thereafter, Buyer will effect a swap of all Cash in each ATM to allow for a reconciliation of the aggregate amount of actual Cash in the ATMs at the Cut-Off Time as reported by Courier (the “Actual Cash Balance”) with the ATM Cash Balance. Promptly upon receipt of any report from Courier with respect to the amount of actual Cash in any ATM at the Cut-Off Time (or from which information with respect to such amount can be derived), but no later than five (5) Business Days thereafter, Buyer will deliver a copy of such report to Customer. Buyer will provide Customer with a report reflecting the reconciliation results (the “Reconciliation Report”) as soon as commercially practicable after the Cut-Off Date, but no later than forty-five (45) days thereafter and will notify Customer of any suspected discrepancies between the Actual Cash Balance and the ATM Cash Balance within five (5) Business Days of Buyer’s receipt of ATM Balancing information.
ARTICLE V — POST PURCHASE DATE SETTLEMENT PROCEDURES
5.1	Within ten (10) Business Days after the date Buyer provides Customer with the Reconciliation Report, (a) Buyer shall pay to Customer, by wire transfer of immediately available funds to an account designated by Customer, the amount, if any, by which the Actual Cash Balance exceeds the ATM Cash Balance (an “Overage”) and (b) Customer shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, (i) the amount, if any, by which the ATM Cash Balance exceeds the Actual Cash Balance (a “Shortage”) and (ii) an amount equal to all payments received by Customer from the Processor with respect to the ATMs for the period beginning at the Cut-Off Time and ending at the Processing Transfer Time.
ARTICLE VI — REPLENISHMENT; CARDHOLDER ADJUSTMENTS; LOSS CLAIMS
6.1	After the Processing Transfer Time, all instructions to Couriers regarding replenishment activities at the ATMs shall be the responsibility of Customer and Buyer, in accordance with the terms of the Cash Provisioning Agreement.

6.2	Customer shall be responsible for the research, reconciliation and payment, if applicable, of all Cardholder Adjustments and/or other claims made pursuant to Regulation E for all transactions performed at all ATMs.

6.3	Each of Buyer and Customer will cooperate in good faith with the other to facilitate the research and resolution of Cardholder Adjustments and Regulation E claims.
ARTICLE VII — REPRESENTATIONS AND WARRANTIES
     As of the Purchase Date, each of Buyer, Seller and Customer hereby represents and warrants to the other Parties as follows:

7.1	It is a limited liability company, trust or corporation, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation.

7.2	The execution, delivery and performance by it of this Agreement (a) are within its organizational powers, (b) have been duly authorized by all necessary action, (c) require no action by or in respect of, or filing with, any governmental body or official thereof and (d) do not contravene or constitute a default under (1) its certificate of formation or declaration of trust, as applicable, (2) its limited liability company agreement or trust agreement, as applicable, (3) any law, statute or government rule or regulation applicable to it, (4) any contractual restriction binding on or affecting it or its property, including the Loan and Servicing Agreement, or (5) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property.

7.3	This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.
ARTICLE VIII — TERM AND TERMINATION
8.1	Any Party may terminate this Agreement if any other Party is in breach of its material obligations under this Agreement and fails to cure such breach within five (5) Business Days after notice of such breach.

8.2	This Agreement may be terminated by the mutual agreement in writing of the Parties.

8.3	The termination of this Agreement shall not affect the rights and obligations of the Parties which have accrued prior to such termination.
ARTICLE IX — LETTER OF CREDIT
9.1	On and after the Purchase Date, Customer shall maintain for the benefit of Buyer the Buyer Letter of Credit, the amount of which shall be inclusive of the eight hundred thousand U.S. Dollars ($800,000.00) previously agreed to be provided to Buyer under the Cash Provisioning Agreement. Buyer may draw on the Buyer Letter of Credit for a period of sixty (60) days after the Purchase Date for the purpose of securing any Shortage resulting from this Agreement, or as stated in Section 9.2 below. After the expiration of the sixty (60) day period, Customer may reduce the Buyer Letter of Credit down to eight hundred thousand U.S. Dollars ($800,000.00) which may be drawn upon by Buyer consistent with the terms of the Cash Provisioning Agreement. Customer agrees to immediately notify Buyer upon expiration or termination of the Buyer Letter of Credit.

9.2	In addition to the rights specified above, Buyer, at its option, may draw (in one (1) or more draws) up to the full amount remaining undrawn on the Buyer Letter of Credit upon the occurrence of any one (1) or more of the following events: (a) commencement, whether by or against Customer, of any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law; (b) notification of termination of this Agreement by either party; or (c) any failure by Customer to pay when due any obligation hereunder. In addition, Buyer may draw upon the Buyer Letter of Credit pursuant to any other condition for draw provided in the Buyer Letter of Credit or to pay other obligations of Customer to Buyer. No failure to draw, or delay in making a draw, on the Buyer Letter of Credit shall impair Buyer’s right to draw thereon at a later time.

9.3	Customer acknowledges that it has no interest in any proceeds of any draw on the Buyer Letter of Credit and that, upon any draw on the Buyer Letter of Credit, Buyer shall be entitled to hold the proceeds thereof for payment of the obligations under this Agreement and any other obligations of Customer to Buyer, and to apply such proceeds in payment thereof as and when Buyer deems appropriate. Buyer shall have no obligation to remit to any person or entity any excess proceeds of any draw on the Buyer Letter of Credit until this Agreement has terminated and all obligations hereunder and other obligations of Customer to Buyer have been paid in full. In the event of any dispute between Customer and the Letter of Credit Bank of the Buyer Letter of Credit or any subrogee thereof, or any other person or entity with respect to entitlement to any excess proceeds of the Buyer Letter of Credit, Buyer may retain all such proceeds until final resolution of such dispute by a court of competent jurisdiction, subject to Buyer’s right to retain and apply proceeds in payment of the obligations hereunder and other obligations of Customer to Buyer.
ARTICLE X — GENERAL PROVISIONS
10.1	All notices and other communications under this Agreement to any Party shall be in writing and shall be delivered personally or by overnight mail, or mailed by registered mail, return receipt requested, to such Party at the following address (or to such other address as such Party may have specified by notice given to the other Parties pursuant to this provision):
If to Buyer, to:
Elan Financial Services
2751 Shepard Rd. EP-MN-BB1P
St. Paul, MN 55116
Attention: Steve Gernes
E-mail: STEVEN.GERNES@usbank.com
With a copy to:

U.S. Bancorp Legal Department
U.S. Bancorp Center
800 Nicollet Mall
21st Floor
Minneapolis, MN 55402
Attention: Corporate Counsel, Transaction Services
If to Seller, to:
TRM Inventory Funding Trust
c/o Wilmington Trust Company
1100 North Market Street
Wilmington, Delaware 19890-1605
Facsimile No.: (302) 651-4140
Attention: Corporate Capital Markets
E-mail: mikeoller@wilmingtontrust.com
With a copy to Customer
If to Customer, to:
TRM ATM Corporation
1101 Kings Highway, Suite G100
Cherry Hill, NJ 08034
Facsimile No.: (503) 251-5473
Attention: Controller
E-mail: mikedolan@trm.com
If to Agent, to:
DZ Bank AG, Deutsche Zentral-Genossenschaftsbank Frankfurt am Main
609 5th Avenue, 7th Floor
New York, New York 10017
Attention: Christian Haesslein
Facsimile No.: (212) 745-1651
E-mail: Christian.Haesslein@dzbank.de
If to Collateral Agent, to:
U.S. Bank National Association
EP-MN-WS3D
60 Livingston Avenue
St. Paul, MN 55107
Attention: Toby Robillard, Vice President
Phone: (651) 495-3855
Fax: (866) 831-7910
Email: toby.robillard@usbank.com

Each of the Parties may, by notice given as provided herein, change its address for all subsequent notices.

10.2	No Party may assign any of its rights or obligations under this Agreement without the written consent of all of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.3	Neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated orally, except by an instrument in writing duly signed by or on behalf of the Parties hereto. The headings of this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.4	In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as may be reasonably requested by another Party, at the sole cost and expense of the requesting Party.

10.5	This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made in and wholly performed in such state. The Parties hereby irrevocably submit to the nonexclusive jurisdiction of any court of the State of New York or the United States of America sitting in the City of New York, New York, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Parties hereby waive any right to a trial by a jury and agree that any action shall be heard and decided by a judge without a jury.

10.6	In the event of any dispute between the Parties arising out of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees resulting from such proceedings (including appellate and bankruptcy proceedings) in addition to any other relief awarded.

10.7	Except as otherwise provided herein, the Parties each agree that all information communicated to it by another Party relating to this Agreement, whether before the Effective Date or during the term of this Agreement, shall be received in strict confidence and shall be used only for the purpose of this Agreement. Notwithstanding the foregoing, the receiving Party shall not be prohibited from disclosing any such information (i) which is or becomes generally available to the public through no fault of the receiving Party, (ii) which was within the receiving Party’s possession on a non-confidential basis prior to its disclosure by the disclosing Party or is independently developed by the receiving Party, (iii) which the receiving Party is required to disclose by law or judicial order, provided that the receiving Party shall promptly notify the disclosing Party of such requirement, to the extent legally permissible, so that the disclosing Party may seek an appropriate protective order or otherwise seek to protect the confidentiality of such information, (iv) to its examiners, accountants, auditors or attorneys, or (v) which was disclosed to the receiving Party without restriction on disclosure by a third party who has the lawful right to make such disclosure.

10.8	Notwithstanding anything to the contrary in this Agreement, for so long as Seller is required to perform a service that relates to Cash sold to Buyer hereunder, the processing of Regulation E, or any other matter related to the sale of Cash to Buyer hereunder, Customer will continue to pay Seller for services rendered.

10.9	Unless otherwise specified herein, all times described herein shall be Eastern Time, either Daylight or Standard, whichever is in effect upon the Effective Date of this Agreement.

10.10	Where the character or amount of any item of income, revenue, costs, expenses or similar monetary calculation is required to be determined or other accounting computation is required to be made for purposes of this Agreement, this will be done in accordance with appropriate accounting principles, which shall be consistently applied.

10.11	Each Party may rely on the other Parties’ compliance with all applicable laws. Violation of any applicable law by a Party, which allows or permits said Party to take any action under or pursuant to this Agreement which such Party would not otherwise have been able to do or take, shall constitute a breach of this Agreement.

10.12	USA PATRIOT Act. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each individual/business doing business with Buyer. Accordingly, Buyer will ask the other Parties for information, including but not limited to, name, address, date of incorporation or formation, principal place of business, state of incorporation and other information about Seller, Customer and Agent, respectively, that will allow Buyer to identify Seller, Customer and Agent, respectively, and the Parties will furnish that information to Buyer.

10.13	This is not an exclusive agreement. Nothing in this Agreement is intended to restrict Buyer from entering into similar agreements with any third party.

10.14	Except for a breach of the confidentiality obligations set forth herein or for damages resulting from intentional acts, no Party will be liable for indirect, exemplary, punitive, special or consequential damages.

10.15	No joint venture, partnership, agency, employment relationship or other joint enterprise is contemplated by this Agreement. No employee or representative of one of the Parties shall be considered an employee of any of the other Parties. In making and performing this Agreement, the Parties shall act at all times as independent contractors, and at no time shall any Party make any commitments or incur any charges or expenses for or in the name of any other Party.

10.16	All Parties agree not to refer to any other Party directly or indirectly in any promotion or advertisement, any metatag, any news release or release to any general or trade publication or any other media without the prior written consent of the Party whose information is intended to be used, which consent may be withheld at that Party’s sole and complete discretion.

10.17	If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as possible.

10.18	Buyer hereby acknowledges that all of Seller’s right, title and interest in, to and under this Agreement and the proceeds of the transactions contemplated hereby shall be deemed after-acquired property of Seller subject to the security interest granted by Seller to Agent, on behalf of the secured parties under the Loan and Servicing Agreement.

10.19	This Agreement has been executed by Wilmington Trust Company not in its individual capacity but solely in its capacity as Owner Trustee and in no event shall Wilmington Trust Company in its individual capacity or as Owner Trustee have any liability for the representations, warranties, covenants, agreements or other obligations of Seller or any other Person hereunder or other documents delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of Seller or such other Person, as applicable.
[Signatures Follow]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ELAN FINANCIAL SERVICES, as Buyer
By:	/s/ Richard T. Cullen
	Name:	Richard T. Cullen
	Title:	Senior Vice President

TRM INVENTORY FUNDING TRUST, as Seller

By:	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee
By:	/s/ Michael G. Oller, Jr.
	Name:	Michael G. Oller, Jr.
	Title:	Assistant Vice President

TRM ATM CORPORATION, as Customer
By:	/s/ Michael J. Dolan
	Name:	Michael J. Dolan
	Title:	Chief Financial Officer

DZ BANK AG, DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK FRANKFURT AM MAIN, as Agent
By:	/s/ Christian Haesslein `
	Name:	Christian Haesslein
	Title:	Assistant Vice President

By:	/s/ Sandeep Srinath
	Name:	Sandeep Srinath
	Title:	Vice President

Acknowledged and Agreed to as of the date first written above: U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Collateral Agent
By:	/s/ Toby Robillard
	Name:	Toby Robillard
	Title:	Vice President

Exhibit List (1)
Exhibit A — List of ATMs
Exhibit B — Letter of Credit

(1)	Pursuant to Regulation S-K Item 601(b)(2), the Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.